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                                                             Exhibit EX-99.o

                           SECOND AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN
                         OF MATTHEWS INTERNATIONAL FUNDS


                  This Second Amended and Restated Multiple Class Plan (this "Plan") amends and restates in its entirety the Multiple Class Plan of Matthews International Funds (the "Trust") originally adopted by a majority of the Board of Trustees (the "Board"), including a majority of the independent Trustees, of the Trust on April 18, 1997, first amended on April 18, 1998 and second amended and restated on February 9, 2001. This Plan shall govern the terms and conditions under which the Trust may issue separate classes of shares representing interests in the series of the Trusts (the "Funds").

         1. The Trust may offer two classes of shares: the Class I Shares and a currently undesignated class of shares (the "Undesignated Class Shares"). The Trust currently offers only the Class I shares of the Funds.

         2. The Undesignated Class Shares shall be sold with a front-end charge and a redemption fee shall be charged against the redemption proceeds. The terms of the front end charge and the redemption fee shall be determined by the Trust. The Undesignated Class Shares shall be subject to Rule 12b-1 charges. The Rule 12b-1 Plan associated with the Undesignated Class Shares has the following two components:

                           (a)      the first component shall be paid to
Matthews International Capital Management, LLC (the "Advisor") and the distributor of the Funds (the "Distributor") or others for expenses incurred in distributing and promoting sales of the Undesignated Class Shares. These expenses include, but are not limited to, preparing and distributing advertisements and sales literature, printing prospectuses and reports used for sales purposes, and paying distribution, maintenance and continuing commissions to broker dealers or others in accordance with a selling agreement with the Distributor on behalf of the Trust's Undesignated Class Shares;

                           (b)      the second component is a shareholder
servicing fee charged pursuant to a Shareholder Servicing Plan. The shareholder servicing fee shall be paid to the Advisor and others who have executed a servicing or similar agreement with the Trust (or, in the case of other service providers, with the Advisor) on behalf of the Undesignated Class Shares of the Trust, for among other things, furnishing personal services and maintaining customer accounts and records; assisting with purchases and redemption requests; arranging for bank wires; monitoring dividend payments from the series on behalf of customers, forwarding certain shareholder communications from the Trust to customers; receiving and answering correspondences; and aiding in maintaining the investment of their respective customers in the Undesignated Class Shares. In no event shall the Undesignated Class Shares be charged a shareholder servicing fee in excess of 0.25% per annum of its average daily net assets.


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                  3. The Trust's Rule 12b-1 Plans relating to Undesignated Class
Shares shall operate in accordance with the Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                  4. Class I Shares shall be sold with a shareholder servicing fee pursuant to a Shareholder Servicing Plan. The shareholder servicing fee shall be paid to the Advisor and others who have executed a servicing or similar agreement with the Trust (or, in the case of other service providers, with the Advisor) on behalf of the Class I Shares, for among other things, furnishing personal services and maintaining customer accounts and records; assisting with purchases and redemption requests; arranging for bank wires; monitoring dividend payments from the series on behalf of customers, forwarding certain shareholder communications from the Trust to customers; receiving and answering correspondences; and aiding in maintaining the investment of their respective customers in Class I Shares. In no event shall the Class I Shares be charged a shareholder servicing fee in excess of 0.25% per annum of its average daily net assets.

                  5. There shall be no conversion features associated with the Class I Shares.

                  6. The Undesignated Class Shares will vote separately with respect to any Rule 12b-1 Plan related to that class of shares.

                  7. On an ongoing basis, the Trustees pursuant to their fiduciary responsibilities under the Investment Company Act of 1940, as amended, (the "Act"), and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the classes of shares. The Trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Advisor and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

                  8. All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons."

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